Exhibit 10.1

RESCISSION AGREEMENT

This Rescission Agreement (this “Agreement”) is made and entered into as of May 13, 2021, by and among Mountain High Acquisitions Corp., a Colorado corporation (the “Company”), GPS Associates, Inc., a Delaware corporation (“GPS”) and Trilogy Capital LLC (“Trilogy”). the Company, GPS and Trilogy are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Exchange Agreement dated May 8, 2020 (the “Exchange Agreement”), pursuant to which the Company agreed to issue to Trilogy and its designees a total of 215,250,000 restricted shares of common stock of the Company (the “Company Shares”) in exchange for all of the then outstanding shares of the capital stock of GPS (the “Exchanged Shares”); and

WHEREAS, the Parties at the time of the Exchange Agreement were unaware that the books and records of GPS were so deficient the Company was unable to generate financial statements of GPS with the result that the Company has been unable to comply with the reporting obligations of the Company under the Securities Exchange Act of 1934 and is delinquent in its filings with the Securities and Exchange Commission; and

WHEREAS, the Parties desire to rescind the Exchange Agreement, effective as of the date of the Exchange Agreement, and place the Parties in the same position had the Exchange Agreement not been entered into or closed.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.              Rescission of Exchange Agreement. The Parties hereto hereby rescind and cancel the Exchange Agreement, effective as of the date of the Exchange Agreement, and declare the Exchange Agreement and all transactions arising therefrom to be null and void ab initio. Each of the Parties hereto further agrees to take all such actions to place each Party in its respective position as if no Party had entered into the Exchange Agreement.

2.              Surrender of Shares. Concurrently with the execution of this Agreement, Trilogy shall surrender or cause its designee(s) to surrender to the Company for cancellation any and all certificates representing the Company Shares, and the Company shall return to Trilogy and /or its designees the GPS Shares. Each of the Parties hereto further agrees to take all steps necessary and proper to unwind the Exchange Agreement, including, without limitation, promptly executing, delivering and/or filing any and all instruments, documents, notices or other agreements that reflect or evidence the cancellation of the Exchange Agreement. There have been no financial transactions between GPS, Trilogy and the Company including dividends, loans, or intermingling of assets except for advances of cash made by Trilogy to GPS for acquisition of equipment and the purchase of raw materials , which the Parties acknowledge and agree will be written off and discharged.

3.              Agreements and Representations

A.             Agreements and Representations by the Company. The Company hereby represents and warrants that the Company has not endorsed, sold, transferred, assigned or pledged any of the Exchanged Shares and is the sole record and beneficial owner of the Exchanged Shares free and clear of any liens, encumbrances, or other rights of third parties. There are no rights to acquire any of the capital stock of GPS. The Company agrees to indemnify and hold GPS and the Trilogy harmless from any damages, losses, liabilities, costs and expenses resulting from a breach of the foregoing representation.

B.              Representations by Trilogy. Trilogy hereby represents, warrants, covenants and acknowledges that:

1.              No Endorsement. Trilogy has not endorsed, sold, transferred, assigned or pledged the Company Shares or any interest in the Company Shares except to its designees.

2.              Authority. Trilogy has the authority to enter into this Agreement and the transactions contemplated herein, and, when this Agreement is executed and delivered by Trilogy, it shall constitute a legal, valid and binding obligation, enforceable against him or it in accordance with its terms.

3.              Ability to Carry Out Obligations. The execution and delivery of this Agreement by Trilogy and the performance by Trilogy of its obligations hereunder including causing its designees to transfer back to the Company the Company Shares issued to such designees in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any charter document, bylaw, license, indenture, mortgage, instrument, or other agreement or instrument to which Trilogy is a party, or by which he or it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Trilogy, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Trilogy.

4.              Mutual Releases

A.             By the Company. Subject to the Company receiving back all of the Company Shares, the Company, on behalf of itself and its successors and assigns and each of its officers, directors, employees, representatives and agents hereby forever releases and discharges Trilogy and GPS and their respective heirs, successors, and assigns and each of their officers, directors, partners, members, employees, representatives and agents from any and all claims, demands, causes of action, and liabilities of any kind whatsoever , whether known or unknown, with respect to any matter arising out of, resulting from or related to the Exchange Agreement or the conduct of the business of GPS subsequent to the closing of the Exchange Agreement.

B.              By GPS. GPS, on behalf of itself and its successors and assigns, and each of its officers, directors, employees, representatives and agents hereby forever releases and discharges the Company and Trilogy and their respective heirs, successors, and assigns and each of its officers, directors, partners, shareholders, employees, representatives and agents from any and all claims, demands, causes of action, and liabilities of any kind whatsoever , whether known or unknown, with respect to any matter arising out of, resulting from or related to the Exchange Agreement or the conduct of the business of GPS subsequent to the closing of the Exchange Agreement..

C.              By Trilogy. Trilogy, on behalf of itself and its successors and assigns, and each of its officers, managers, employees, representatives and agents, hereby forever release and discharges, the Company and its heirs, successors and assigns, and each of their officers, directors, partners, members, employees, representatives and agents, from any and all claims, demands, causes of actions and liabilities of any kind whether known or unknown with respect to any matter arising out of, resulting from or related to the Exchange Agreement or the conduct of the business of GPS subsequent to the closing of the Exchange Agreement.

5.              Access to Information; Cooperation. Following the execution of this Agreement, each of GPS and Trilogy will permit, upon reasonable prior notice and at reasonable times, access to, and will promptly make available to the Company and its duly authorized representatives for inspection, review, and photocopying, all properties, books, records, accounts, documents and other information of or relating in any way to GPS as the Company may believe necessary for each to comply with any applicable corporate, tax, securities or other law, rule or regulation (e.g. filing tax returns) or to comply with any applicable law, rule or regulation or upon demand from a governmental authority.

6.              Miscellaneous.

A.             Further Assurances. Each Party will use all reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under applicable law to consummate the transactions contemplated by this Agreement. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

B.              Survival of Representations and Warranties. All representations, warranties and covenants under this Agreement shall survive the delivery of this Agreement.

C.              Affiliates. Wherever used in this Agreement, the term “affiliate” means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

D.             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado.

E.              Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties hereto, with respect thereto.

F.              Effect of Headings. The Section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

G.             Severability. In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

H.             Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered by a nationally recognized courier or other means of personal service, or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Mountain High Acquisitions Corp.:	Mountain High Acquisitions Corp. Raymond Watt, President and CEO 4350 Executive Drive, Suite 200 San Diego, CA 92121

If to GPS or Trilogy:	Trilogy Capital LLC Judy Pham, Manager
578 Washington Blvd. Suite 578 Marina del Rey CA 90292

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

I.               Waivers. No waiver by any Party of any misrepresentation or breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of any provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

J.               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns, except that no Party may assign or transfer his or its rights or obligations under this Agreement.

K.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

L.              Conversion of Advances. Trilogy has advanced to the Company an aggregate of $194,000 which Trilogy and the Company agree will be converted into 19,400,000 restricted shares of the Company’s Common Stock (the “Conversion Shares”). Trilogy represents that it is taking the Conversion Shares for investment purposes and not with a view to distribution.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated above.

Trilogy Capital, LLC	Mountain High Acquisitions Corp.:

By

Judy Pham	Raymond Watt
Manager	President and CEO

GPS Industries, Inc.

President and CEO